EXHIBIT 10.01

CREDIT AGREEMENT dated as of August 9, 2022 between EDUCATIONAL DEVELOPMENT CORPORATION, as the Borrower and BOKF, NA DBA BANK OF OKLAHOMA, as Lender

Credit Agreement

Credit Agreement

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SECTION 8.17.	Marketing Consent	66
SECTION 8.18.	[Reserved]	66
SECTION 8.19.	No Fiduciary Duty, etc	66

Credit Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of August 9, 2022 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), by and between EDUCATIONAL DEVELOPMENT CORPORATION, a Delaware corporation ( the “Borrower”) and BOKF, NA dba BANK OF OKLAHOMA (together with its successors and assigns, the “Lender”).

The parties hereto agree as follows:

ARTICLE I
Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the capitalized terms shall have the meanings specified below:

“Account” has the meaning set forth in the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Alternate Rate” has the meaning assigned to such term in Section 2.13(c).

“Ancillary Document” has the meaning assigned to such term in Section 8.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any of the Loan Parties or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the applicable caption below:

Revolver SOFR Spread	Fixed Rate Term Loan Spread	Floating Rate Term Loan Spread
2.50%	0.00%	1.75%

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolving Commitment.

“Available Revolving Commitment” means, at any time, the Revolving Commitment minus the Revolving Exposure.

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial

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credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, cash pooling services, and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Term SOFR Rate:

(i)    a public statement or publication of information by or on behalf of the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof) announcing that such CME Term SOFR Administrator has ceased or will cease to provide the Term SOFR Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate (or such component thereof); or

(ii)    a public statement or publication of information by the NYFRB, the Federal Reserve Board, or, as applicable, the regulatory supervisor for the CME Term SOFR Administrator, an insolvency official with jurisdiction over the CME Term SOFR Administrator, a resolution authority with jurisdiction over the CME Term SOFR Administrator, or a court or an entity with similar insolvency or resolution authority over the CME Term SOFR Administrator, in each case, which states that the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof) has ceased or will cease to provide the Term SOFR Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate (or such component thereof); or

(iii)    a public statement or publication of information by the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, or the regulatory supervisor for the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof), announcing that the Term SOFR Rate (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to the Term SOFR Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of the Term SOFR Rate.

“Beneficial Ownership Certification” means a certification regarding the beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plans” means any pension, retirement, stock option, stock purchase, stock appreciation rights, savings or profit sharing plan, program, arrangement, or agreement, or any deferred compensation, consulting, bonus, incentive

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compensation, group insurance, severance or termination pay, welfare or employee benefit plan, program, arrangement or agreement, relating to employees or former employees of Borrower or any Subsidiary.

“Borrowing” means (a) Revolving Borrowing, (b) a Protective Advance, and (c) in the case of any other Loan made pursuant to Section 2.01, any such Loan made on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of (a) 80% of Eligible Accounts at such time, plus (b) 50% of Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves (if any). The Lender may from time to time, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in form which is acceptable to the Lender in its sole discretion.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Burdensome Restriction” means any consensual encumbrance or restriction of the type described in Section 6.10.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in Tulsa, Oklahoma; provided that, when determining the Term SOFR Reference Rate used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means at all times.

“Change in Control” means (a) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Borrower, (ii) approved by the board of directors of the Borrower as director candidates prior to their election, nor (iii) appointed by directors so nominated, appointed or approved; or (b) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of each other Loan Party on a fully diluted basis.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by the Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

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“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is a Revolving Loan, Protective Advance or Loan of another Class made pursuant to Section 2.01.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents (including the Mortgaged Properties) and any and all other property of the Borrower or any other Loan Party, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of the Lender, on behalf of the Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Deposit Account” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgage, and any other agreements, mortgages, deeds of trust, control agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Lender.

“Collection Account” has the meaning specified in Section 2.09(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commitment” means the sum of the Revolving Commitment and any other commitment to make Loans pursuant to Section 2.01.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Alternate Rate, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Lender reasonably decides is appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents)

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Controlled Disbursement Account” means a specially designated account of the Borrower maintained with the Lender as a cash management account with a unique ABA routing number which effectively limits the number and frequency of daily check presentments pursuant to and under any agreement between Borrower and the Lender, as modified and amended

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from time to time, and through which all or substantially all check disbursements of the Borrower, any Loan Party and any designated Subsidiary of the Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 to this Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning set forth in the UCC.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“EBITDAR” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary or non-recurring charges or losses for such period, (v) subject to the Lender’s consent, any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), and (vi) Rentals for such period, minus (b) without duplication and to the extent included in Net Income, any extraordinary or non-recurring gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries (if any) on a consolidated basis in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system

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is owned, operated or hosted by the Lender or any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of Borrower which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit hereunder. Without limiting the Lender's discretion provided herein, Eligible Accounts shall not include any Account:

(a)	which is not subject to a first priority perfected security interest in favor of the Lender;

(b)	which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(c)

(i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor, or (ii) which has been written off the books of the Borrower or otherwise designated as uncollectible;

(d)	which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (c) above;

(e)	which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds 20% of the aggregate Eligible Accounts;

(f)	with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(g)

which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;

(h)

for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;

(i)	with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)

which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)	which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)

which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., or Canada any state of the U.S. or the District of Columbia unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender; provided that, at any time promptly on the Lender’s request, the Borrower shall execute and deliver, or caused to be executed and delivered, such other agreements, documents and instruments as may be required by the Lender to perfect the security interests of the Lender in those accounts of an Account Debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the province or territory of Canada in

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which such chief executive office or principal place of business is located, and take, or cause to be taken, such other and further actions as the Lender may request to enable the Lender, as secured party with respect thereto, to collect such accounts under the applicable federal, provincial or territorial laws of Canada;

(m)	which is owed in any currency other than U.S. dollars;

(n)

which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect or protect the Lien of the Lender in such Account, have been complied with to the Lender’s satisfaction;

(o)	which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p)

which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Borrower is indebted, but only to the extent of such indebtedness, or is subject to any security deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)	which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent thereof;

(r)	which is evidenced by any promissory note, chattel paper, or instrument;

(s)

which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(t)

with respect to which Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and Borrower created a new receivable for the unpaid portion of such Account;

(u)

which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)

which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as payee or remittance party; or

(w)	which was created on cash on delivery terms.

In the event that an Account of the Borrower which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of the Borrower, the face amount of an Account may, in the Lender's Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.

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“Eligible Inventory” means, at any time, the Inventory of the Borrower which the Lender determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, and the issuance of Letters of Credit. Without limiting the Lender’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)    which is not subject to a first priority perfected Lien in favor of the Lender;

(b)    which is subject to any floor-planning arrangement;

(c)    which is classified as “long term” or “noncurrent” on the Borrower’s balance sheet;

(d)    which is classified as “Supplies”, “Displayers”, “Racks” or “Kits”;

(e)    which is not covered by insurance as required in Section 5.10;

(f)    which is subject to any purchase money security interest or other Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(g)    which is, in the Lender’s Permitted Discretion, damaged, slow moving, obsolete (with Inventory that has not been sold after a period of more than eighteen (18) months (measured from the expected sales date of such Inventory as calculated in the Borrower’s inventory aging report required to be delivered under Section 5.01(f)(i)(A)) automatically being deemed to be slow moving or obsolete), not readily marketable, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business, or unacceptable due to age, type, category and/or quantity;

(h)    with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true, or which does not conform to all standards imposed by any Governmental Authority;

(i)    in which any Person other than the Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(j)    which is unfinished goods or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(k)    which is not located in the U.S. or is in transit with a common carrier from vendors or suppliers or has not been released or cleared for sale by US Customs and Border Protection, Food and Drug Administration or other regulatory agencies;

(l)     which is located in any location leased by the Borrower unless (A) (i) the lessor has delivered to the Lender a Collateral Access Agreement (or subject to Section 5.18, will deliver a Collateral Access Agreement within the time frame allotted thereunder) or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Lender in its Permitted Discretion and (B) at least $100,000 of Inventory of the Borrower is located at such location;

(m)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (A) (i) such warehouseman or bailee has delivered to the Lender a Collateral Access Agreement and such other documentation as the Lender may require or (ii) an appropriate Reserve has been established by the Lender in its Permitted Discretion and (B) at least $100,000 of Inventory is located at such third party warehouse or in possession of such bailee;

(n)    which is being processed offsite at a third party location or outside processor, or is in transit to or from such third party location or outside processor;

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(o)    which is a discontinued product or component thereof;

(p)    which is the subject of a consignment by the Borrower as consignor;

(q)    which is perishable;

(r)    which contains or bears any intellectual property rights licensed to the Borrower unless the Lender is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(s)    which is not reflected in a current perpetual inventory report of the Borrower;

(t)    for which reclamation rights have been asserted by the seller; or

(u)    which has been acquired from a Sanctioned Person.

In the event that Inventory of the Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any

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ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition upon Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to Availability minus the aggregate amount of all outstanding trade payables of the Borrower which have been unpaid for more than thirty (30) days after the due date therefor (other than trade payables being contested or disputed by the Borrower in good faith), all as determined by the Lender in its Permitted Discretion.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any withholding Taxes imposed under FATCA.

“Extenuating Circumstance” means any period during which the Lender has determined in its sole discretion (a) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request by email or fax or through Electronic System, and (b) to accept a Borrowing Request telephonically.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than 0% such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“FF&E” shall mean furniture, furnishings, fixtures, signage, equipment, appliances, vehicles, carpeting and equipment, including front desk and back-of-the house computer equipment, and all other items of personal property (other than goods held for consumption) in which Borrower or any other Loan Party has any right, title or interest and customarily used in connection with the operation of the Mortgaged Real Property.

“Fiscal Year” means the fiscal year of the Borrower which ends on February 28.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Borrower for the twelve fiscal month period then ended, of (a) EBITDAR minus all Restricted Payments (other than payments permitted

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pursuant to Section 6.08(a)(iii), to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness made during such period, plus expense for taxes paid in cash, plus Maintenance Capital Expenditures, plus Capital Lease Obligation payments, plus Rentals paid in cash, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Fixed Rate Term Loan” has the meaning set forth in Section 2.01.

“Floating Rate Term Loan” has the meaning set forth in Section 2.01.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt, the initial Floor for the Term SOFR Rate shall be 0.00%.

“Funding Account” means the deposit account of the Borrower (which may be the Collection Account) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“Governing State” means Oklahoma.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hilti” means Hilti, Inc., an Oklahoma corporation.

“Hilti Lease” means that certain Lease Agreement, dated as of December 1, 2015, by and between the Borrower, as landlord, and Hilti, as tenant, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Hilti Parent” means Hilti Corporation, a corporation based in Germany.

“Improved Mortgaged Real Property” means any Mortgaged Real Property that constitutes “improved real property” or on which any “building” (in each case, as defined in the Flood Laws) is located.

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any earn-out (which for all purposes of this Agreement shall be valued at the maximum potential payable with respect to such earn-out shall be valued in accordance with GAAP), (l) any other Off-Balance Sheet Liability of such Person, and (m) all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 8.03(c).

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with all Loans, the first Business Day of each calendar month; (i) with respect to Revolving Loans, the Revolving Loan Maturity Date and (c) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such SOFR Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and (c) no Interest Period for (i) any Revolving Loan may extend beyond the Revolving Loan Maturity Date and (ii) the Floating Rate Term Loan may extend beyond the Term Loan Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning set forth in the UCC.

“Judgment Amount” means $250,000.

“LC Disbursement” means any payment made by the Lender pursuant to a Letter of Credit.

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“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LC Exposure Amount” means $7,500,000.

“Lease” has the meaning assigned to such term in the Mortgages.

“Lender-Related Person” has the meaning assigned to such term in Section 8.03(b).

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.05(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit Agreement, the Collateral Documents, the Loan Guaranty, each SNDA, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, letter of credit applications and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits, riders or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, all waivers thereunder, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party other than Borrower. As of the Effective Date, there are no Loan Guarantors.

“Loan Guaranty” a separate guaranty agreement, in form and substance satisfactory to the Lender, delivered by each Loan Guarantor (if any), as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Loan Parties” means the Borrower, the Borrower’s Domestic Subsidiaries, and any other Person who becomes a party to this Agreement pursuant to a joinder agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lender pursuant to this Agreement, including Protective Advances and any loans made pursuant to Section 2.01.

“Maintenance Capital Expenditures” means, for any period, the aggregate amount of Borrower’s Capital Expenditures for the maintenance and normal replacements of fixed or capital assets of the Borrower.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its Obligations, (c) the Collateral, or the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights or remedies of or benefits available to the Lender under any of the Loan Documents.

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“Material Agreements” means all agreements and contracts which give rise to ten percent (10%) or more of the revenue of a Loan Party, each of which is identified in Schedule 3.12.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties or any Subsidiary in an aggregate principal amount exceeding $250,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“MIP Payments” means payments under any stock based management incentive plan, SERP plan, phantom stock plan, stock appreciation rights plan, or similar stock based plan or synthetic equity plan.

“Moody's” means Moody's Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender, including any amendment, restatement, modification or supplement thereto, together with any other related forms or documents that are required or customary to effect the recording of such mortgage or deed of trust, in each case, in form and substance reasonably satisfactory to the Lender.

“Mortgaged Real Property” means the real property set forth on Schedule 3.05(a), each of which is or shall be subject to a Mortgage pursuant to the terms of this Agreement, and each additional real property encumbered by a Mortgage pursuant to Section 5.14, together with all improvements now and/or hereafter built and situated thereon, together with all FF&E now and/or hereafter located thereon, together with all rents, revenues and proceeds (including Proceeds) with respect thereto (including all rents, insurance proceeds and condemnation awards).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower and its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer of the Borrower).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Lender from a federal funds

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broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Objection Date” has the meaning assigned to such term in Section 2.13(c).

“Obligated Party” has the meaning assigned to such term in Section 9.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees (including, without limitation, any Prepayment Fees) and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to the Lender or any indemnified party individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit, or at the discretion of the Lender a backup standby letter of credit satisfactory to the Lender, in an amount equal to 105% of the LC Exposure as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees, including the applicable Prepayment Fee, if any, (d) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Payment Condition” shall be deemed to be satisfied in connection with a Restricted Payment, investment, and Permitted Acquisition if:

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(a)         no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment, investment, or Permitted Acquisition;

(b)         immediately after giving effect to such Restricted Payment, investment, or Permitted Acquisition, the Borrower shall have a Fixed Charge Coverage Ratio for the trailing twelve months calculated on a pro forma basis after giving effect to such Restricted Payment, investment, or Permitted Acquisition of not less than 1.25 to 1.00; and

(c)         Borrower shall have delivered to the Lender a certificate in form and substance reasonably satisfactory to the Lender certifying as to the items described in (a) and (b) above and attaching calculations for item (b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a)    such Acquisition is not a hostile or contested acquisition;

(b)    the business acquired in connection with such Acquisition is (i) located in the U.S., (ii) organized under applicable U.S. and state laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except any such representation or warranty which relates to a specified prior date) and no Default exists, will exist, or would result therefrom;

(d)     as soon as available, but not less than 30 days prior (or such later date as consented to by Lender) to such Acquisition, the Borrower has provided the Lender (i) written notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Lender including pro forma financial statements, statements of cash flow, and Availability projections;

(e)     if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Lender shall have conducted an audit and field examination of such Accounts and Inventory, the results of which shall be satisfactory to the Lender;

(f)     the total cash consideration paid for all Acquisitions made during the term of this Agreement shall not exceed $1,000,000 in the aggregate in any Fiscal Year;

(g)     if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of the Borrower and a Loan Party pursuant to the terms of this Agreement;

(h)    if such Acquisition is an acquisition of assets, the Acquisition is structured so that the Borrower or another Loan Party shall acquire such assets;

(i)    if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(j)    if such Acquisition involves a merger or a consolidation involving Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;

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(k)    no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(l)    in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(m)    satisfaction of the Payment Condition;

(n)    all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken; and

(o)    the Borrower shall have delivered to the Lender the final executed acquisition agreement and all other material documentation relating to such Acquisition within 10 days following the consummation thereof.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)         Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)         carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)         pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)         judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)         with respect to any Mortgaged Real Property, (i) any exceptions listed on title insurance policies in form and substance acceptable to the Lender (in its sole discretion) with respect to such Mortgaged Real Property and (ii) matters that are disclosed on an ALTA survey(s) in form and substance acceptable to the Lender (in its sole discretion); and

(g)         easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

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(b)         investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c)         investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)         fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)         money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)         any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than Dispositions described in Section 6.05(a) unless the property or asset was included in the most recent Equipment appraisal delivered to the Lender;

(b)         any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, (i) any Equipment or (ii) any other property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $250,000;

(c)         the issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution; or

(d)         the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prepayment Fee” has the meaning assigned to such term in Section 2.10(e).

“Primary City” means Tulsa, Oklahoma.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

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“Purchase Money Debt Limit” means $250,000.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Indices” means , Term SOFR Reference Rate and Term SOFR Rate.

“Receivables” has the meaning assigned to such term in the Security Agreement.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Rentals” means, for any period, the aggregate fixed amounts payable by the Loan Parties under any operating leases, calculated on a consolidated basis for the Loan Parties for such period in accordance with GAAP.

“Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation, bylaws, or operating, management or partnership agreement, or other organizational or governing documents of such Person~~,~~ and (b) any statute, law (including common law), treaty, rule regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee's, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured,

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unindemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Responsible Officer” means the president, chief executive officer, chief financial officer or treasurer of the Borrower.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest in any Loan Party now or hereafter outstanding (other than dividends paid solely in stock of Borrower); (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests in any Loan Party now or hereafter outstanding, (c) [reserved]; (d) any payment made to retire or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Loan Party; (e) any payment to any Affiliate or any of the Sellers or their Affiliates of management, consulting or investment banking fees (or other fees of a similar nature) but excluding (i) compensation paid to employees of the Loan Parties and (ii) fees paid to vendors and consultants, in each case in the ordinary course of business; (f) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of Borrower or any other Loan Party, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (g) any payment in respect of a purchase price adjustment, earn-out or other similar form on contingent purchase price (by setoff or otherwise), (h) [reserved], and (i) any MIP Payments and any payments on any stock appreciation rights, phantom stock, or other stock-based or synthetic equity plans.

“Reuters” means, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.

“Revolving Borrowing” means Revolving Loans made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans hereunder up to $15,000,000. The initial amount of the Lender’s Revolving Commitment is $15,000,000.

“Revolving Exposure” means, at any time, the sum of (a) the outstanding principal amount of Revolving Loans and LC Exposure at such time, plus (b) the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Loan Maturity Date” means August 9, 2023, or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“S&P” means Standard & Poor's Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

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“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to the Lender or its Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Secured Parties” means (a) the Lender, (b) each Affiliate of the Lender that provides Banking Services, (c) each Affiliate of the Lender that is a counterparty to any Swap Agreement, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (e) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Lender, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, for the benefit of the Secured Parties.

“SNDA” means a subordination, non-disturbance and attornment agreement executed and delivered by and among a Loan Party, as landlord, each tenant under any Lease and Lender, as secured mortgagee under the applicable mortgage, in each case in form and substance acceptable the Lender.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate) and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with the Lender or an Affiliate of the Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with the Lender or an Affiliate of the Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Loans” has the meaning set forth in Section 2.01.

“Term Loan Maturity Date” means, with respect to each Term Loan, August 9, 2027, or any earlier date on which any such Term Loan is required to be paid in full pursuant to the terms hereof.

“Term SOFR Rate” means, for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Tulsa, Oklahoma time, two (2) Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time, and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Lender as the forward-looking term rate based on SOFR.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or any other Rate Index.

“UCC” means the Uniform Commercial Code as in effect from time to time in the Governing State or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unsecured Debt Limit” means $1,000,000.00.

“U.S.” means the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified

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(including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP.

(a)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the occurrence of any change after the date hereof in GAAP or in the application thereof on the operation of any provision hereof, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective unless and until such provision is amended in accordance herewith.

(b)         Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05.    Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(c) provides a mechanism for determining an alternative rate of interest. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement (including Conforming Changes), or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Lender and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Alternate Rate) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06.    Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be

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deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and the Lender shall remain in full force and effect until the Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

SECTION 1.07.    Divisions.  For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08.    Conforming Changes.  In connection with the use or administration of Term SOFR Rate, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower in writing of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR Rate.

ARTICLE II

The Credits

SECTION 2.01.    Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (x) the Revolving Commitment and (y) the Borrowing Base then in effect, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Subject to the terms and conditions set forth herein, Lender agrees to make (a) a fixed rate term loan to the Borrower on the Effective Date in the principal amount of $15,000,000.00 (the “Fixed Rate Term Loan”); and (b) a floating rate term loan to the Borrower on the Effective Date in the principal amount of $21,000,000.00 (the “Floating Rate Term Loan”; together with the Fixed Rate Term Loan, collectively, the “Term Loans”), which Term Loans shall constitute “Loans” for all purposes under this Agreement and the other Loan Documents. Borrower shall not be entitled to borrow under the Term Loans after the Effective Date or to reborrow any amounts repaid with respect to the Term Loans.

SECTION 2.02.    Loans and Borrowings

(a)         Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.

(b)         Subject to Section 2.13, each Borrowing of Revolving Loans and the Floating Rate Term Loan shall be comprised entirely of SOFR Loans as the Borrower may request in accordance herewith. The Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to the Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)         At the commencement of each Interest Period for any Revolving Borrowing, such Revolving Borrowing shall be in an aggregate amount that is an integral multiple equal to $250,000 and not less than $1,000,000.

SECTION 2.03.    Borrowing Procedures; Requests for Revolving Borrowings.

(a)         Automatic Advances Through Loan Manager. If Lender has separately agreed that Borrower may use the Lender’s Loan Manager service (“Loan Manager”), then on each Business Day, the Lender will review the collected balance of the Collection Account, taking into account the checks and other items presented that day against the Borrower’s accounts. If the collected balance of the Collection Account is less than zero dollars, a Revolving Loan

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will automatically be made and deposited into the Collection Account in order to bring the collected balance to not less than zero dollars; provided, however, that the Lender will not be obligated to make any such Revolving Loan if all applicable conditions precedent set forth in Section 4.02 are not satisfied. The Borrower may, upon written notice to the Lender, adjust the minimum target balance of the Collection Account to a maximum amount of $100,000, provided that in no event shall the minimum target balance of the Collection Account be less than zero dollars.

(b)          Notices by the Borrower to the Lender of requests for Revolving Loans. To request a Revolving Borrowing that is not automatically advanced under Loan Manager, the Borrower shall notify the Lender of such request either in writing (delivered by hand or fax) by delivering a Borrowing Request signed by a Responsible Officer of the Borrower or through an Electronic System if arrangements for doing so have been approved by the Lender (or if an Extenuating Circumstance shall exist, by telephone) not later than 10:00 a.m., Tulsa time, three Business Days before the date of the proposed Borrowing.

Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed immediately upon cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Lender of a written Borrowing Request in a form approved by the Lender and signed by a Responsible Officer of the Borrower Representative. Each such written (or if permitted, telephonic) Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the name of the Borrower;

(ii)	the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing; and

(iii)	the date of such Borrowing, which shall be a Business Day.

SECTION 2.04.    Protective Advances.  Subject to the limitations set forth below, the Lender is authorized by the Borrower, from time to time in the Lender's sole discretion (but Lender shall have absolutely no obligation to), to make Loans to the Borrower, which the Lender, in its Permitted Discretion, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (c) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 8.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Lender in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be SOFR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Lender to make any Protective Advance on any other occasion.

SECTION 2.05.    Letters of Credit.

(a)         General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of another Loan Party denominated in dollars, as the applicant thereof for support of its or the other Loan Party’s, or its or the other Loan Party’s Subsidiaries’, obligations, in a form reasonably acceptable to the Lender at any time and from time to time during the Availability Period, and the Lender may, but shall have no obligation to, issue such requested Letters of Credit in accordance with and subject to the terms hereof.

(b)         Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit through Electronic System, if arrangements for doing so have been approved by the Lender) to the Lender prior to 9:00 am, Tulsa time, at least three Business Days prior to the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to

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prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Lender and using the Lender’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed the LC Exposure Amount, and (ii) the Revolving Exposure shall not exceed the lesser of (A) the Revolving Commitment and (B) the Borrowing Base then in effect.

The Lender shall not be under any obligation to issue any Letter of Credit if:

(i)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Requirement of Law relating to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Lender in good faith deems material to it, or

(ii)         the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally.

(c)         Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, including, without limitation, any automatic renewal provision, one year after such extension) and (ii) the date that is five Business Days prior to the Revolving Loan Maturity Date, unless such Letter of Credit has been cash collateralized or backstopped with another letter of credit in a manner satisfactory to the Lender in all respects.

(d)         Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement on the date that such LC Disbursement is made.

(e)         Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, Letter of Credit Agreement or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Lender. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face

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to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)         Disbursement Procedures. The Lender shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Lender shall promptly after such examination notify the Borrower by telephone (confirmed by fax or through Electronic Systems) of such demand for payment if the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.

(g)         Interim Interest. If the Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to SOFR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.12(d) shall apply.

(h)         Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Lender, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b). Each such deposit shall be held by the Lender as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit in the LC Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and Borrower hereby grants the Lender a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Lender for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Defaults have been cured or waived as confirmed in writing by the Lender.

(i)         Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries

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inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06.    Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower by promptly crediting the amounts in immediately available funds to the Funding Account; provided that Protective Advances shall be retained by the Lender.

SECTION 2.07.    [Reserved].

SECTION 2.08.    Termination of Commitment.

(a)    Unless previously terminated, the Revolving Commitment shall terminate on the Revolving Loan Maturity Date.

(b)    The Borrower may at any time terminate the Revolving Commitment upon the Payment in Full of the Secured Obligations.

(c)          The Borrower shall notify the Lender of any election to terminate the Revolving Commitment under paragraph (b) of this Section at least five (5) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Revolving Commitment shall be permanent.

SECTION 2.09.    Repayment and Amortization of Loans; Collection and Application of Collateral Proceeds; Evidence of Debt.

(a)    Borrower hereby unconditionally promises to pay to the Lender (i) the then unpaid principal amount of each Revolving Loan on the Revolving Loan Maturity Date, and (ii) the then unpaid amount of each Protective Advance on the earlier of the Revolving Loan Maturity Date and demand by the Lender. Payments with respect to the Term Loan shall be made in dollars and in immediately available funds, without any offset or counterclaim. In respect of the Term Loans, Borrower hereby unconditionally promises to pay to the Lender on the first Business Day of each month commencing with the first month occurring after the Effective Date, installments of principal in equal amounts utilizing a level 20-year straight-line amortization schedule. To the extent not previously paid, the unpaid balance of the Term Loans shall be paid in full in cash by the Borrower on the Term Loan Maturity Date.

(b)    All funds deposited into any Lock Box (as defined in the Security Agreement) subject to a Lock Box Agreement (as defined in the Security Agreement) or into a Collateral Deposit Account will be swept on a daily basis into a collection account maintained by the Borrower with the Lender (the “Collection Account”). The Lender shall hold and apply funds received into the Collection Account as provided herein below.

(c)    All amounts deposited in the Collection Account shall be deemed received by the Lender in accordance with Section 2.17. On each Business Day, if the collected balance of the Collection Account as of the close of business on any Business Day is greater than zero dollars, the Lender will automatically debit the Collection Account for the amount of the excess, first to prepay any Protective Advances that may be outstanding, and second to prepay the Revolving Loans and to cash collateralize outstanding LC Exposure. The provisions of this Section 2.09(c) shall apply only if the Borrower is using the Lender’s “Loan Manager” service.

(d)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, in which the Lender shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder. The entries made in such accounts shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that

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the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and other Obligations in accordance with the terms of this Agreement.

(e)    The Lender may request that Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall execute and deliver to the Lender such promissory notes payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form prepared by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form.

SECTION 2.10.    Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (g) of this Section and, if applicable, payment of any break funding expenses under Section 2.15 and any Prepayment Fee.

(b)    In the event and on such occasion that the Revolving Exposure exceeds the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base, the Borrower shall immediately prepay the Revolving Loans and LC Exposure or cash collateralize LC Exposure in accordance with Section 2.05(h), as applicable, in an aggregate amount equal to such excess.

(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations and cash collateralize LC Exposure as set forth in Section 2.10(d) below in an aggregate amount equal to (x) in the case of a prepayment event described in clause (c) of the definition of the term “Prepayment Event”, 75% of such Net Proceeds (provided that the Borrower shall only be require to remit the proceeds from a Prepayment Event described in clause (c) of the definition of “Prepayment Event” following the Lender’s written request therefor; and (y) in the case of all other Prepayment Events, 100% of such Net Proceeds.

(d)    (i) All prepayments made pursuant to Section 2.10(a) shall be applied (A) if made with respect to the Term Loans, to prepay installments thereof in inverse order of maturity or (B) if made with respect to the Revolving Loans, to prepay such Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.

(e)    Fixed Rate Term Loan Prepayment Fee. Any prepayment of all or a portion of the Fixed Rate Term Loan on or prior to the Term Loan Maturity Date shall be made together with the applicable premium for such prepayment in the amount of the Prepayment Fee (as hereinafter defined). Once prepaid, such repaid Fixed Rate Term Loan may not be re-borrowed under this Agreement. In the event of any Unscheduled Principal Reduction on or prior to the Term Loan Maturity Date for any reason, Borrower shall be obligated to pay to the Lender, in addition to the remaining balance of the Fixed Rate Term Loan plus accrued and unpaid interest, the other Obligations and all other costs and fees to which the Lender is otherwise entitled, a Prepayment Fee as compensation for the Lender having agreed to calculate the interest due on the Fixed Rate Term Loan at a fixed rate. The “Prepayment Fee” is the greater of (i) one percent (1.00%) of the Unscheduled Principal Reduction or (ii) the sum of the present value (discounted at the Remaining Term Swap Rate defined below) of:

(i) the remaining scheduled interest payments to be paid on the Unscheduled Principal Reduction through the end of the Current Fixed Period; less

(ii) the interest payments which would be collected on a new loan of the same amount as the Unscheduled Principal Reduction through the end of the Current Fixed Period at the New Fixed Rate.

“Current Fixed Period” means the period of time from the Fixing Date through the Term Loan Maturity Date during which the Borrower and the Lender have agreed to calculate the interest due on the Fixed Rate Term Loan at a fixed rate as of the date of any Unscheduled Principal Reduction.

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“Current Fixed Rate” means the fixed rate of interest upon which the Loan’s interest payments are calculated as of the Business Day preceding any Unscheduled Principal Reduction.

“Fixing Date” means the later of the origination date of the Fixed Rate Term Loan or the date upon which the Current Fixed Rate for the Current Fixed Period was established.

“New Fixed Rate” means the rate equal to the sum of (i) the Remaining Term Swap Rate plus (ii) the Original Spread.

“Original Spread” means the resulting difference when (i) Original Term Swap Rate is subtracted from (ii) the Current Fixed Rate.

“Original Term Swap Rate” means the International Swaps and Derivatives Association (“ISDA”) mid-market par swap rate (or interpolated rate) as of the Fixing Date with a term matching the original term of the Current Fixed Period.

“Remaining Term Swap Rate” means the ISDA mid-market par swap rate (or interpolated rate) for the term matching the time remaining to the end of the Current Fixed Period on the Business Day preceding the Unscheduled Principal Reduction.

“Scheduled Principal Balance” means for any period(s) the projected outstanding principal balance of the Fixed Rate Term Loan for the remainder of the Current Fixed Period that may be determined using the description of the funding and payment obligations of the Borrower contained herein.

“Unscheduled Principal Reduction” means any reduction, for any reason at any time, in the Scheduled Principal Balance of the Fixed Rate Term Loan (in excess of the regularly scheduled amounts required to be paid by Borrowers in accordance with the terms of this Agreement and the other Loan Documents).

(f)    All such amounts pursuant to Section 2.10(c), shall be applied, first to prepay any Protective Advances that may be outstanding, and second to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure; provided, however, that notwithstanding the foregoing, any amounts required to be prepaid pursuant to Section 2.10(c) of this Agreement which comprise Net Proceeds from (i) any event described in clause (a) or (b) of the definition of the term "Prepayment Event" that are proceeds of Equipment, Fixtures and real property, or (ii) any event described in clause (c) or (d) of the definition of the term "Prepayment Event", shall be applied, first to prepay any Protective Advances that may be outstanding, second, to prepay the Term Loans in such allocation and application of those proceeds as shall be determined by the Lender, in its Permitted Discretion, and third, to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Equipment, Fixtures and real property, as compared to Inventory, is not otherwise determined, the allocation and application of those proceeds shall be determined by the Lender, in its Permitted Discretion. All partial prepayments of the Term Loans shall be applied to installments of principal in respect of the Term Loans in the inverse order of their maturities.

(g)    The Borrower shall notify the Lender by telephone (confirmed by e-mail) or through Electronic System, if arrangements for doing so have been approved by the Lender, of any prepayment hereunder not later than 10:00 a.m., Tulsa time three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.

SECTION 2.11.    Fees.

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(a)    The Borrower agrees to pay (i) to the Lender a letter of credit fee with respect to each outstanding Letter of Credit, which shall accrue on the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Margin used to determine the interest rate applicable to SOFR Revolving Loans, plus, if the default rate of interest is in effect under Section 2.12(d), 2%, during the period from and including the Effective Date to but excluding the later of the date on which the Revolving Commitment terminates and the date on which the Lender ceases to have any LC Exposure, and (ii) the Lender’s standard fees and commissions with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of the Lender relating to Letters of Credit as from time to time in effect. Accrued letter of credit fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitment terminates; provided that any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.12.    Interest.

(a)    Reserved.

(b)    The Loans comprising (i) each Revolving Borrowing shall bear interest at a rate per annum equal to the Term SOFR Rate plus the Applicable Margin; (ii) the Fixed Rate Term Loan shall bear interest at a fixed rate per annum equal to 4.26% plus the Applicable Margin; and (iii) the Floating Rate Term Loan shall bear interest at a rate per annum equal to the Term SOFR Rate plus the Applicable Margin.

(c)    Each Protective Advance shall bear interest at the Term SOFR Rate plus the Applicable Margin plus 2%.

(d)    Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Lender may, at its option, by notice to the Borrower, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraphs (c) and (d) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f)    All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loans as of the applicable date of determination. The applicable Rate Indices shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.13.    Alternate Rate of Interest; Illegality.

(a)    Subject to clause (c) of this Section 2.13, if prior to the commencement of any Interest Period for a SOFR Borrowing:

(i)         the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

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(ii)         the Lender determines the Term SOFR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower through Electronic System as provided in Section 8.01 as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any SOFR Borrowing shall be repaid or converted to a Borrowing bearing interest at the Prime Rate plus 1.00% on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as a Borrowing bearing interest at the Prime Rate plus 1.00%.

(b)    If the Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, fund or continue any SOFR Borrowing, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, dollars in the interbank offering market, then, on notice thereof by the Lender to the Borrower, any obligations of the Lender to make, maintain, fund or continue SOFR Loans will be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from the Lender, either convert or prepay all SOFR Borrowings to Borrowings bearing interest at the Prime Rate plus 1.00%, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event occurs, Lender may, by written notice to Borrower, amend this Agreement to establish an alternate rate of interest for the Term SOFR Rate that gives due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) the then-evolving or prevailing market convention for determining a rate of interest for business loans in Dollars at such time (the "Alternate Rate"); Borrower acknowledges that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the Term SOFR Rate (which may include, if the Term SOFR Rate already contains such a spread, adding that spread to the Alternate Rate). The Lender may further amend this Agreement by such notice to Borrower to make technical, administrative or operational changes (including, without limitation, changes to the definition of "Interest Period", timing and frequency of determining rates and making payments of interest, the timing of prepayment or conversion notices, the length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth (5th) Business Day after Lender has provided notice (including without limitation for this purpose, by electronic means) to the Borrower (the "Objection Date") and (ii) a date specified by Lender in the notice, without any further action or consent of Borrower, so long as Lender has not received, by 5:00 pm Tulsa time on the Objection Date, written notice of objection to the Alternate Rate from the Borrower. If, on the date the Term SOFR Rate actually becomes permanently unavailable pursuant to a Benchmark Transition Event, an Alternate Rate has not been established in this manner, Advances will, until an Alternate Rate is so established, bear interest at the Prime Rate plus 1.00%. In no event shall the Alternate Rate be less than the Floor.

(d)    All determinations by Lender under this Section 2.13 shall be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

SECTION 2.14.    Increased Costs.

(a)     If any Change in Law shall:

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(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the applicable Rate Indices);

(ii)    impose on the Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans hereunder or any Letter of Credit; or

(iii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, the Commitments of or the Letters of Credit issued by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. A certifi‐cate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.    Taxes.

(a)    Withholding of Taxes; Gross Up. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable

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withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by the Lender shall be conclusive absent manifest error.

(e)    Treatment of Certain Refunds. If the Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 2.16(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(e), in no event will the Lender be required to pay any amount to an indemnifying party pursuant to this Section 2.16 the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(g)    Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17.    Payments Generally; Allocation of Proceeds.

(a)    The Borrower shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Tulsa time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at One Williams Center, 8th Floor, Tulsa, Oklahoma 74172. Unless otherwise provided for herein, if any payment

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hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    All payments received by the Lender (including any proceeds of Collateral) not constituting either (i) a specific payment of principal, interest, fees or other sums payable under the Loan Documents (which shall be applied as specified by the Borrower), (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.10), or (iii) amounts to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.09(c)), shall be applied by the Lender to the payment of the Secured Obligations in such order as the Lender may elect in its sole discretion. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)    At the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 8.03), and other sums chargeable to or required to be paid by the Borrower under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Loan Party maintained with the Lender. Borrower hereby irrevocably authorizes (i) the Lender, even if the conditions precedent set forth in Section 4.02 have not been satisfied, to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 8.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable and (ii) the Lender to charge any deposit account of any Loan Party maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)    The Lender may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Lender is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, acceptance by the Lender of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Lender’s right to receive payment in full at another time.

SECTION 2.18.    Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.18 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lender that:

SECTION 3.01.    Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every juris‐diction where such qualification is required.

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SECTION 3.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04.    Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the Fiscal Year ended February 28, 2022, reported on by the Borrower’s Accountants, certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since February 28, 2022.

SECTION 3.05.    Properties.

(a)    As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)    Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth in Schedule 3.05(b), and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06.    Litigation and Environmental Matters.

(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b)    Except for the Disclosed Matters (i) no Loan Party nor any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental

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Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.    Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirement of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08.    Investment Company Status. No Loan Party or any Subsidiary is an investment company as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.    Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No Liens have been filed and no claims are being asserted with respect to any such Taxes.

SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $150,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $150,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.    Disclosure.

(a)         The Loan Parties have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

(b)         As of the Effective Date, to the best knowledge of Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to the Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12.    Material Agreements. All Material Agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed in Schedule 3.12. No Loan Party is in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Material Agreement to which it is a party or (b) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13.    Solvency

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(a)    Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)    No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14.    Insurance. As of the Effective Date, all premiums in respect of insurance carried by the Loan Parties have been paid. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15.    Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary (if any), (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned of record by the Persons identified in Schedule 3.15, and (c) the type of entity of Borrower and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.

SECTION 3.16.    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Lender, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral.

SECTION 3.17.    Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.18.    Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.19.    Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly, as set forth in Section 5.08.

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SECTION 3.20.    No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restriction except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21.    Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22.    [Reserved]

SECTION 3.23.    [Reserved]

SECTION 3.24.    Benefit Plan Matters.

(a)    [Reserved]

(b)    With respect to all Benefit Plans subject to ERISA or the Code:

(1)    Borrower has complied, in all material respects, with all of the applicable reporting and disclosure requirements, all Benefit Plans have been administered in compliance with ERISA and the Code, all contributions to, and payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been made, and all reports required by any governmental agency with respect to each Benefit Plan have been filed, except where such failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(2)    favorable determination letters have been obtained from the IRS with respect to each Benefit Plan (other than the ESOP) which is intended to comply with the provisions of Section 401(a) of the Code, and each such Benefit Plan (including the ESOP) complies in form and in operation, with the requirements of Section 401(a) of the Code, the relevant provisions of ERISA, and any other applicable laws, rules, and regulations required as of the date of this Agreement;

(3)    neither Borrower nor any ERISA Affiliate, nor any trustee, administrator, “party in interest” (as defined in Section 406 or ERISA), “disqualified person” (as defined in the Code), or fiduciary of any Benefit Plan, has (a) engaged in a “prohibited transaction,” as that term is defined in Section 4975 of the Code or Section 406 of ERISA, which could directly or indirectly subject the applicable Benefit Plan, trust, Sellers or Borrower or any ERISA Affiliate to any material liability (including a tax, penalty, or interest) imposed by Section 4975 of the Code, Section 406 of ERISA, or Section 502(i) of ERISA, or (b) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject the applicable Benefit Plan, trust, Sellers, or Borrower or an ERISA Affiliate to any liability under Section 502 of ERISA; and

(4)    neither Borrower nor any ERISA Affiliate, nor to Borrower’s knowledge any director, officer, employee, or any other “fiduciary,” as that term is defined in Section 3(21) of ERISA, of Borrower or of any ERISA Affiliate, has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any of the Benefit Plans.

(c)    To Borrower’s knowledge, no actions, investigations, suits, claims (other than claims for benefits in the ordinary course) or audits with respect to the Benefit Plans or their assets are pending or threatened in writing as of the

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date of this Agreement. Borrower has no knowledge of any facts which would give rise to or would reasonably be expected to give rise to any actions, investigations, suits, or claims with respect to the Benefit Plans or their assets.

(d)    Neither Borrower nor any ERISA Affiliate is, nor has been, a party to, or a sponsor of, nor does it have any employees who are covered by, any pension plan or Multiemployer Plan;

(e)    No ERISA Affiliate has any unpaid material liability, fine, penalty, or tax with respect to any Benefit Plan for which Borrower or any Subsidiary would be liable. Neither Borrower nor any Subsidiary has any unpaid material liability, fine, penalty, or tax with respect to any Benefit Plan that it had previously maintained.

(f)    Neither Borrower nor any Subsidiary is under any obligation (express or implied) to modify any Benefit Plan, except as required under the Code or ERISA, or to establish any new Benefit Plan. Borrower or Subsidiary, as the case may be, has expressly reserved to itself the right to amend, modify or terminate each Benefit Plan, or any portion of any Benefit Plan, without liability to itself except for any required but unmade contributions or liability for benefits or contributions accrued through such termination date.

(g)    None of the Loan Parties or any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations) for longer than the allowable temporary periods, and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.25.    Real Property and other Collateral; Payment of Impositions and Contracts. (a) The Loan Parties own one hundred percent (100%) of the fee title, and related rights and interests, in and to the Mortgaged Real Property and all of the other Collateral, free and clear of all Liens, except the Permitted Encumbrances; (ii) all transfer taxes, mortgage taxes, deed stamps, intangible taxes, recording fees and other amounts in the nature of taxes, assessments, fees or the like required to be paid by any Person under applicable laws in connection with the recordation of any Mortgage have been (or will, contemporaneously with such recordation or filing, be) paid in full by Borrower; (iii) each Mortgage when properly recorded in the appropriate records, together with any UCC filings required to be filed in connection therewith, have created a valid, perfected first priority lien on such Loan Party’s interest in the Mortgaged Real Property; (iv) the Security Agreement, when properly executed and delivered by Borrower and each other Loan Party, together with any UCC filings required to be filed in connection therewith, have created a valid, perfected first priority lien on Borrower’s interest in all of the other Collateral (other than the Mortgaged Real Property), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances; (v) the Permitted Encumbrances do not materially adversely affect the value, operation or use of the Mortgaged Real Property or any other Collateral, or Borrower’s ability to repay the Loans; (vi) no condemnation, taking or eminent domain proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or part of any Mortgaged Real Property or for the relocation of roadways providing access to any Mortgaged Real Properties; (vii) there are no claims for payment for work, labor or materials affecting the Mortgaged Real Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents; (viii) there are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Mortgaged Real Property; (ix) except as shown on a title insurance policy (and survey), in each case satisfactory to the Lender, all of the improvements included in determining the appraised value of any Mortgaged Real Property lie wholly within the boundaries and building restriction lines of such Mortgaged Real Property, and no improvement on an adjoining property encroaches upon such Mortgaged Real Property, and no easement or other encumbrance upon such Mortgaged Real Property encroaches upon any of the improvements on such Mortgaged Real Property, except those insured against by the applicable title insurance policy; (x) each parcel comprising a Mortgaged Real Property is a separate tax lot and is not a portion of any other tax lot that is not a part of such Mortgaged Real Property; (xi) to the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Real Property, or any contemplated improvements to any Mortgaged Real Property that may result in such special or other assessments; (xii) all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the full utilization of the improvements situated on the Mortgaged Real Properties for their intended purposes have been obtained, are accurately described in the applicable title insurance policy and are in full force and effect without default thereunder; (xiii) each Mortgaged Real Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses; (xiv) all public utilities necessary or convenient to the full use and enjoyment of each Mortgaged Real Property are located in the public right-of-way abutting such Mortgaged Real Property, and all such utilities are connected so as to serve such Mortgaged Real Property without passing over other property absent a valid easement; (xv) all roads necessary for the

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use of each Mortgaged Real Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities in accordance with applicable laws; and (xvi) there are no service, maintenance or repair contracts affecting any Mortgaged Real Property that are not terminable on one (1) months’ notice or less without cause and without penalty or premium, and all service, maintenance or repair contracts affecting such Mortgaged Real Property have been entered into at arms-length in the ordinary course of Borrower’s business (or that of its predecessor in interest) and provide for the payment of fees in amounts and upon terms comparable to existing market rates. Each title insurance policy (and the survey) of each Mortgaged Real Property delivered to Lender does not fail to reflect any material matter affecting such Mortgaged Real Property or the title thereto.

ARTICLE IV

Conditions

SECTION 4.01.    Effective Date. The obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)    Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto, (ii) a counterpart of each other Loan Document (each in form and substance reasonably satisfactory to Lender) signed on behalf of each party thereto, including an SNDA signed by the Borrower and each tenant under a Lease, and (iii) such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the Transactions, in each case in form and substance satisfactory to the Lender.

(b)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of each Responsible Officer and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by‑laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(c)    Financial Statements and Projections. The Lender shall have received (i) audited consolidated financial statements of the Borrower for the Fiscal Year ended February 28, 2022, (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal month and quarter ended after the date of the financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections and (iii) satisfactory projections through the Fiscal Year ending February 28, 2023.

(d)    Fees. The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Effective Date.

(e)    [Reserved].

(f)    Filings, Registrations and Recordings. Each document (including any Mortgage and any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

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(g)    No Default Certificate. The Lender shall have received a certificate, signed by a Responsible Officer of Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Lender.

(h)    [Reserved.]

(i)    Lien Searches. The Lender shall have received the results of a recent lien search in such jurisdictions as the Lender shall deem appropriate, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.

(j)    Pay-Off Letter; Lien Release. The Lender shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(k)    Funding Account. The Lender shall have received a notice designating the Funding Account.

(l)    Collateral Access and Control Agreements. The Lender shall have received each Collateral Access Agreement and Control Agreement required to be provided pursuant to the Security Agreement.

(m)    Solvency. The Lender shall have received a solvency certificate in form and substance satisfactory to the Lender from a Responsible Officer.

(n)    Borrowing Base Certificate. The Lender shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a recent date determined by the Lender.

(o)    Money Transfer Authorizations. The Borrower shall have delivered money transfer authorizations as the Lender may have reasonably requested.

(p)    Audits, Appraisals, etc. The Loan Parties shall have delivered (i) Collateral audits, satisfactory to the Lender, prepared by an independent firm engaged directly by the Lender and (ii) appraisals, prepared by an independent appraiser satisfactory to the Lender, of the real property covered by the Mortgages and the inventory and equipment of the Loan Parties and which audits and appraisals shall be satisfactory to the Lender, together with evidence of compliance with applicable federal regulations governing loans in areas having special flood hazards.

(q)    Insurance. The Lender shall have received evidence of insurance coverage (including, for any Mortgaged Real Property that is located in a flood zone, FEMA form acknowledgements of flood insurance) and endorsement to policies in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.10 of the Credit Agreement.

(r)    Letter of Credit Application. The Borrower shall have delivered a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.

(s)    ERISA. If Borrower has any Plans, Borrower shall have delivered to the Lender its most recent statement of the unfunded liabilities of such Plan, certified as correct by an actuary enrolled under ERISA.

(t)    USA PATRIOT Act. The Lender shall have received (i) at least ten (10) days prior to the Effective Date, all documentation and other information regarding Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, a Beneficial Ownership Certification in relation to Borrower.

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(u)    Approvals. The Lender shall have received all governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties and their Subsidiaries (including shareholder approvals, if any), each on satisfactory terms and in full force and effect.

(v)    Corporate Documents. The corporate structure, capital structure, other debt instruments, material accounts, and governing documents of the Loan Parties and their Subsidiaries shall be acceptable to the Lender.

(w)    Legal and Regulatory Matters. All legal (including tax implications) and regulatory matters relating to the transactions contemplated by this Agreement, including but not limited to compliance with all applicable requirements of Regulation U, Regulation T and Regulation X, shall be satisfactory to the Lender. The Lender’s counsel shall have completed all legal due diligence.

(x)    Flood Certifications. The Lender shall have received a flood certification for each parcel of Mortgaged Real Property and such other deliveries requested by the Lender which are required for compliance with the Flood Laws.

(y)    Mortgages, Etc. The Lender shall have received, with respect to each parcel of Mortgaged Real Property, each of the following, in form and substance satisfactory to the Lender:

(1)    counterparts of each Mortgage to be entered into with respect to each such Mortgaged Real Property, duly executed and delivered by the record owner of such Mortgaged Real Property and suitable for recording, registering or filing in all filing, registration or recording offices that the Lender may deem necessary to create a valid and enforceable first priority perfected Lien, subject to Permitted Encumbrances, in favor of the Lender;

(2)    ALTA or other mortgagee’s title policy or marked up unconditional binder of title insurance (subject to Permitted Encumbrances) in amount, form, and substance reasonably satisfactory to Lender and including such customary endorsements as Lender may reasonably request and which are available at the jurisdiction where the applicable Mortgaged Real Property is located (and in connection therewith, the applicable Loan Party shall deliver to the applicable title company an “owner’s affidavit and GAP indemnity” in form and substance reasonably acceptable to the such title company);

(3)    (A) with respect to any Mortgaged Real Property, either (1) an ALTA survey prepared and certified to the Lender by a surveyor acceptable to the Lender or (2) a “no change to survey affidavit” or such other certificates or documents as the applicable title insurance company requires to remove the standard survey exception and issue standard survey-related endorsements;

(4)    an opinion of counsel in the state in which such parcel of Mortgaged Real Property is located with respect to the enforceability of the Mortgage, in form and substance reasonably satisfactory to the Lender and from counsel reasonably satisfactory to the Lender;

(5)    if any such parcel of Improved Mortgaged Real Property is determined by the Lender to be in a Special Flood Hazard Area, a flood notification form signed by the Borrower and evidence that flood insurance is in place for the building and contents, all in form, substance and amount reasonably satisfactory to the Lender;

(6)    a current appraisal of the Mortgaged Real Property prepared by an appraiser reasonably acceptable to the Lender, such appraisal to be in form and substance reasonably satisfactory to the Lender;

(7)    an environmental assessment of the Mortgaged Real Property prepared by an environmental engineer reasonably acceptable to the Lender, in form and substance reasonably satisfactory to the Lender; and

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(8)    a zoning report of the Mortgaged Real Property prepared by a provider reasonably acceptable to the Lender, such report to be in form and substance reasonably satisfactory to the Lender.

(z)    Other Documents. The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.

The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02).

SECTION 4.02.    Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.

(c)    After giving effect to any Borrowing or the issuance, amendment or extension of any Letter of Credit, Availability shall not be less than zero.

(d)    No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 5.01.    Financial Statements; Borrowing Base and Other Information. The Borrower will furnish to the Lender:

(a)

within 120 days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending February 28, 2023, its audited consolidated and, if applicable, consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants acceptable to the Lender (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries (if any) on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b)

 within 45 days after the end of each fiscal quarter of the Borrower, its consolidated and, if applicable, consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of

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the end of) the previous Fiscal Year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)

 concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Responsible Officer of the Borrower in form and detail acceptable to the Lender, (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the covenants set forth in Section 6.12, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)

 during the 90 day period following the beginning of each Fiscal Year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for each month of such Fiscal Year in form and detail reasonably satisfactory to the Lender;

(e)

within 30 days of the end of each calendar month (or, if a Default has occurred is continuing, more frequently as determined by the Lender), and at such other times as may be necessary to re-determine Availability or as requested by the Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Lender may reasonably request;

(f)

 within 30 days of the end of each calendar month (or, if a Default has occurred is continuing, more frequently as determined by the Lender), and at such other times as may be requested by the Lender, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Lender:

(i)    (A) an inventory aging report prepared in a manner reasonably acceptable to the Lender; and (B) a detailed aging of the Borrower’s Accounts including all invoices aged by invoice date and due date (with an explanation of the terms offered) prepared in a manner reasonably acceptable to the Lender, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)    a schedule detailing the Borrower’s Inventory, in form satisfactory to the Lender, (A) by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Lender has previously indicated to the Borrower are deemed by the Lender to be appropriate and (B) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrower and complaints and claims made against the Borrower);

(iii)    a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion; and

(iv)    a reconciliation of the Borrower’s Accounts and Inventory between (A) the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above, and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (e) above as of such date.

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(g)	promptly upon the Lender's request:

(i)	copies of invoices issued by the Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)	copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;

(iii)	a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(iv)

an updated customer list for the Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Lender and certified as true and correct by a Responsible Officer;

(v)	the Borrower’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal; and

(vi)	copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(h)

promptly after any request therefor by the Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(i)

promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them as the Lender may reasonably request;

(j)

with respect to Hilti, (i) no later than thirty (30) days after the end of each calendar year, a Borrower certificate (signed by a Responsible Officer of Borrower) certifying that Hilti has paid all rent and other amounts due under its lease with Borrower for the preceding calendar year, and (ii) within five (5) Business Days after Borrower’s receipt, the annual audited and, if applicable, consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year for Hilti Parent, setting forth in each case in comparative form the figures for the previous fiscal year of Hilti Parent, all reported on by an independent public accountant;

(k)

promptly following any request therefor, (x) such other information regarding the operations, assets, liabilities, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may reasonably request, and (y) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 5.02.    Notices of Material Events. The Borrower will furnish to the Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)    the occurrence of any Default;

(b)    receipt of any notice of any investigation by a Governmental Authority or any litigation or Proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $150,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv)

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alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $150,000, in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;

(c)    any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d)    any loss, damage, or destruction to the Collateral in the amount of $150,000 or more, whether or not covered by insurance;

(e)    within two Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(f)    all material amendments to any Material Agreement (provided, with respect to any amendment to the Usborne Distribution Agreement, any such amendment shall be subject to Borrower’s compliance with Section 7.01(s)), together with a copy of each such amendment;

(g)    any material change in accounting or financial reporting practices by Borrower or any Subsidiary;

(h)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $150,000;

(i)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(j)    any change in the information provided in the Beneficial Ownership Certification delivered to the Lender that would result in a change to the list of beneficial owners identified in such certification.

(k)    the occurrence and nature of any “reportable event” or non-exempt “prohibited transaction,” each as defined in ERISA, or a transaction the IRS or the United States Department of Labor or any other Governmental Authority is reviewing to determine whether a material non-exempt prohibited transaction might have occurred.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of Educational Development Corporation Credit Agreement dated August 9, 2022” and (iii) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04.    Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

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SECTION 5.05.    Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06.    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers, agents and appraisers retained by the Lender), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Lender to contact its independent accountants directly) and to provide contact information for each bank where each Loan Party has a depository and/or securities account and each such Loan Party hereby authorizes the Lender to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender. After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Lender with access to its suppliers.

SECTION 5.07.    Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (a) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under Material Agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.    Use of Proceeds.

(a)    The proceeds of the Loans and the Letters of Credit will be used only (i) with respect to the Term Loans, to refinance Indebtedness owing to MidFirst Bank and (ii) with respect to the Revolving Loans, for working capital and general organizational purposes in the ordinary course of business. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X..

(b)    Borrower will not request any Borrowing or Letter of Credit, and Borrower shall not use, and Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.    Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Lender in connection with this Agreement or any other Loan Document contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by Borrower on the date thereof as to the matters specified in this Section; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.10.    Insurance.

(a)    Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation, loss or damage by fire and loss

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in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lender, upon request of the Lender, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.

(b)    In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the applicable Loan Party shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”) and deliver to the Lender annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. The amount of flood insurance required by this Section shall be in an amount equal to the lesser of the Commitment or the total replacement cost value of the improvements.

(c)    All insurance policies required hereunder or under this Section 5.10 shall name the Lender as an additional insured or as lender loss payable, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Lender, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Lender; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and lender loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least 30 days prior written notice given to the Lender.

(d)    All premiums on such insurance shall be paid when due, and copies of the policies delivered to the Lender. If a Loan Party fails to obtain any insurance as required by this Section, the Lender may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Lender shall not be deemed to have waived any Default arising from the applicable Loan Party's failure to maintain such insurance or pay any premiums therefor.

SECTION 5.11.    Casualty and Condemnation. The Borrower will (a) furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with any applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12.    Appraisals. At any time that the Lender requests, each Loan Party will, and will cause each Subsidiary to, provide the Lender with appraisals or updates thereof of its Inventory, Equipment and real property, as applicable, from an appraiser selected and engaged by the Lender, and prepared on a basis satisfactory to the Lender, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law.

SECTION 5.13.    Depository Banks. On or prior to the date that is 30 days following the Effective Date (or such later date as consented to in writing (which may be via e-mail) by Lender in its sole discretion), each of the Borrower and its Subsidiaries will maintain the Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. Additionally, the Lender shall be the principal provider of other Banking Services to the Borrower and their Subsidiaries.

SECTION 5.14.    Additional Collateral; Further Assurances.

(a)    Subject to applicable Requirements of Law, each Loan Party will cause each Domestic Subsidiary formed or acquired after the date of this Agreement to become a Loan Party by executing a Guaranty, security agreement, and such joinder agreements in form satisfactory to the Lender. In connection therewith, the Lender shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender, for the benefit of the Secured Parties, in any property of such Loan Party which

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constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party. No Loan Party shall create or acquire a non-Domestic Subsidiary without the Lender’s prior written consent.

(b)    Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Lender, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request, and (ii) 65% (or such greater percentage (1) that, could not reasonably be expected to cause any material adverse tax consequences to the Loan Parties or (2) required by the Lender if the Lender's ability to be repaid in full may be impaired) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party.

(c)    Without limiting the foregoing, each Loan Party will, and will cause each Domestic Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Lender and all at the expense of the Loan Parties.

(d)    If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower will (i) notify the Lender, and, if requested by the Lender, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)    Without limitation of the foregoing, the Borrower will grant and cause each of other Loan Party to grant to the Lender security interests in, and mortgages on, any real property of such Loan Parties, as applicable, that are not Mortgaged Property as of the Effective Date, to the extent acquired after the Effective Date, within ninety (90) days after such acquisition (or such later date as the Lender may agree in its reasonable discretion) pursuant to documentation in form and substance reasonably satisfactory to the Lender (each, an “ Additional Mortgage ”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Encumbrances and record, register or file, and cause each such Loan Party to record, register or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Lender required to be granted pursuant to the Additional Mortgages and pay, and cause each such Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording, registration or filing.

SECTION 5.15.    Receivables.

(a)    Certain Agreements on Receivables. No Loan Party will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, the Loan Parties may reduce the amount of Accounts arising from the sale of Inventory in accordance with their present policies and in the ordinary course of business.

(b)    Collection of Receivables. Except as otherwise provided in this Agreement or the Security Agreement, each Loan Party will collect and enforce, at the Loan Party's sole expense, all amounts due or hereafter due to such Loan Party under the Receivables.

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(c)    Delivery of Invoices. The Borrower will deliver to the Lender immediately upon its request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account of the Loan Parties bearing such language of assignment as the Lender shall specify.

(d)    Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists or (ii) to the knowledge of any Loan Party, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, the applicable Borrower will promptly disclose such fact to the Lender in writing. The Borrower shall send the Lender a copy of each credit memorandum in excess of $100,000 as soon as issued by any Loan Party, and the Borrower shall promptly report each credit memorandum and each of the facts required to be disclosed to the Lender in accordance with this Section 5.15(d) on the Borrowing Base Certificates submitted by it.

SECTION 5.16.    Inventory and Equipment.

(a)    Maintenance of Goods. Each Loan Party will do all things necessary to maintain, preserve, protect and keep its Inventory and Equipment in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of the Loan Party’s business and except for ordinary wear and tear in respect of its Equipment.

(b)    Returned Inventory. If an Account Debtor returns any Inventory to a Loan Party when no Event of Default exists, then such Loan Party shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. The Borrower shall immediately report to the Lender any return involving an amount in excess of $100,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to a Loan Party when an Event of Default exists, such Loan Party, upon the request of the Lender, shall: (i) hold the returned Inventory in trust for the Lender; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Lender’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Lender’s prior written consent. All returned Inventory shall be subject to the Lender’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory and such returned Inventory shall not be Eligible Inventory.

(c)    Inventory Count; Perpetual Inventory System. Each Loan Party will conduct a physical count of the Inventory at least once per Fiscal Year, and after and during the continuation of an Event of Default, at such other times as the Lender requests. Each Loan Party, at its own expense, shall deliver to the Lender the results of each physical verification, which such Loan Party has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory. Unless waived by the Lender, each Loan Party will maintain a perpetual inventory reporting system at all times.

(d)    Equipment. Each Loan Party shall promptly inform the Lender of any additions to or deletions from the Equipment which individually or in the aggregate exceed $100,000. No Loan Party shall permit any Equipment to become a fixture (with respect to real property) or an accession (with respect to other personal property) unless the Lender has a Lien on such real or personal property. No Loan Party will, without the Lender’s prior written consent, alter or remove any identifying symbol or number on any of such Loan Party’s Equipment constituting Collateral.

SECTION 5.17.    [Reserved].

SECTION 5.18.    Further Assurances; Post-Closing Obligations.

Each Loan Party shall to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral. Each Loan Party shall deliver to the Lender each of the items shown on Schedule 5.18 in form and substance reasonably acceptable to the Lender on or before the dates specified therein.

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ARTICLE VI

Negative Covenants

Until all Secured Obligations shall have been Paid in Full, Borrower covenants and agrees (on behalf of itself and each other Loan Party), with the Lender that:

SECTION 6.01.    Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)    the Secured Obligations;

(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions and renewals of any such Indebtedness in accordance with clause (f) hereof; provided that the Borrower may make regularly scheduled payments of principal and interest on such Indebtedness (including payments due at maturity) so long as both before and after giving effect to such payment, no Event of Default then exists;

(c)    Indebtedness of Borrower to any Subsidiary and of any Subsidiary to Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Lender;

(d)    Guarantees by Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by Borrower or other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)    Indebtedness of Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed the Purchase Money Debt Limit at any time outstanding;

(f)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b),(e), (i) and (j) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to such Original Indebtedness;

(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)    Indebtedness of any Person that becomes a Loan Party after the date hereof in connection with a Permitted Acquisition or that is assumed by Borrower in connection with a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created in contemplation of or in connection therewith, and (ii) the aggregate principal amount of Indebtedness permitted by clause (i) above, together with any Refinance Indebtedness in respect thereof permitted by Section 6.01(f) (it being understood that Indebtedness under clause (i) above shall constitute “Original Indebtedness” for purposes of Section 6.01(f)), shall not exceed $500,000 at any time outstanding; and

(j)    other unsecured Indebtedness in an aggregate principal amount not exceeding the Unsecured Debt Limit at any time outstanding.

SECTION 6.02.    Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a)    Liens created pursuant to any Loan Document;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    Liens on fixed or capital assets acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of Borrower or Subsidiary;

(e)    Liens of a collecting bank arising in the ordinary course of business under Section 4‑210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(f)    Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06; and

(g)    Liens granted by a Subsidiary that is not a Loan Party in favor of Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) above, or (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a) above.

SECTION 6.03.    Fundamental Changes.

(a)    No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Loan Party (other than the Borrower)

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may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)    No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Lender. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Lender as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c)    No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of hereof and businesses reasonably related thereto.

(d)    No Loan Party will, nor will it permit any Subsidiary to, change its Fiscal Year from the basis in effect on the Effective Date.

(e)    No Loan Party will change the accounting basis upon which its financial statements are prepared.

(f)    No Loan Party will change the tax filing elections it has made under the Code.

(g)    No Loan Party will change the type of entity that it is.

(h)    No Loan Party will change its organization identification number, if any, issued by its state of incorporation or other organization.

(i)    No Loan Party will change its state of incorporation or organization, in each case, unless the Lender shall have received at least 30 days prior written notice of such change and the Lender shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Lender's security interest in the Collateral, or (2) any reasonable action requested by the Lender in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Lender in any Collateral), provided that, any new location of incorporation or organization shall be in the continental U.S.

SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)    Permitted Investments, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;

(b)    investments in existence on the date hereof and described in Schedule 6.04;

(c)    investments by the Borrower and its Subsidiaries that are Loan Parties in Equity Interests in their respective Subsidiaries that are also Loan Parties, provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement;

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(d)    loans or advances made by any Loan Party to any other Loan Party, provided that any such loans and advances made by a Loan Party shall be evidenced by an intercompany promissory note pledged pursuant to the Security Agreement;

(e)    Guarantees constituting Indebtedness permitted by Section 6.01;

(f)    loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $50,000 at any one time outstanding;

(g)    notes payable, or stock or other securities, issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices;

(h)    investments in the form of Swap Agreements permitted by Section 6.07;

(i)    investments of any Person existing at the time such Person becomes a Subsidiary of a Loan Party or consolidates or merges with a Loan Party so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)    investments received in connection with Dispositions permitted by Section 6.05;

(k)    investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances; and

(l)    Subject to Section 5.14, Permitted Acquisitions.

SECTION 6.05.    Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)    Dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;

(b)    Dispositions of assets to Borrower or any Subsidiary;

(c)    Dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d)    Dispositions of Permitted Investments and other investments permitted by clauses (i) and (j) of Section 6.04;

(e)    Sale and Leaseback Transactions permitted by Section 6.06;

(f)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Borrower or any Subsidiary; and

(g)    Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (g) shall not exceed $150,000 during any Fiscal Year of the Borrower;

provided that all Dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 90% cash consideration.

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SECTION 6.06.    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”).

SECTION 6.07.    Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Borrower or any Subsidiary) and not for purposes of speculation, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary.

SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness.

(a)    Without the Lender’s prior written consent, no Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock; (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; and (iii) the Borrower may pay cash dividends so long as no Event of Default has occurred and is continuing and would result therefrom and the Borrower is in pro forma compliance with Section 6.12 both before and after giving effect to any such cash dividend.

(b)         No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except (i) payment of Indebtedness created under the Loan Documents, (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, (iii) refinancings of Indebtedness to the extent permitted by Section 6.01, and (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05.

SECTION 6.09.    Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Borrower’s board of directors.

SECTION 6.10.    Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing

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shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11.    Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents or (b) any Material Agreement, to the extent any such amendment, modification or waiver would be adverse to the Lender (and with respect to the Usborne Distribution Agreement, subject to Borrower’s compliance with Section 7.01(s)) or (c) any phantom stock, restricted stock, stock appreciation rights or similar agreement.

SECTION 6.12.    Financial Covenant. The Borrower will not at any time permit the Fixed Charge Coverage Ratio, to be less than 1.25 to 1.00, measured quarterly.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable;

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made;

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of 15 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender;

(f)    any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any

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Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of the Judgment Amount shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)    an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)    a Change in Control shall occur;

(n)    the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)    the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or a Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 9.08;

(p)    except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(q)    any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(r)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

(s)    any amendment, modification, termination, rescission or cancellation of either the Hilti Lease or that certain Distribution Agreement dated May 16, 2022, by and between Borrower and Usborne Publishing Limited (the “Usborne Distribution Agreement”) shall have occurred without the Lender’s prior written consent;

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(t)    if Hilti is 30 or more days past due on rent or any other payment to Borrower, as landlord, under the Hilti Lease or if Borrower has, without the Lender’s prior written consent, waived any payment owing to Borrower or any event of default under the Hilti Lease without the Lender’s prior written consent; or

(u)    any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $150,000;

then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitment, whereupon the Commitment shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments and Prepayment Fees, if any) and other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.05(h) hereof; and in the case of any event described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments and Prepayment Fees, if any) and other Obligations of the Borrower accrued hereunder or under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. The parties hereto acknowledge and agree that any Prepayment Fee referred to in this Article VII (A) is additional consideration for providing the Revolving Commitment, (B) constitutes reasonable liquidated damages to compensate the Lender for (and is a proportionate quantification of) the actual loss of the anticipated stream of commitment fees upon a termination of the Revolving Commitment (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Revolving Commitment might otherwise be terminated and (y) future changes in interest rates which are not readily ascertainable on the Effective Date), and (C) is not a penalty to punish the Borrower for its early termination of the Revolving Commitment or for the occurrence of any Event of Default or the occurrence of any other Prepayment Fee Event, as the case may be. Upon the occurrence and during the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

Miscellaneous

SECTION 8.01.    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower at:

Education Development Corporation

5402 South 122nd East Ave.

Tulsa, OK 74146

Attention: Craig White

E-mail:          Craig.white@edcpub.com

(ii) if to Lender, at:

BOKF, NA dba Bank of Oklahoma

One Williams Center

8th Floor

Tulsa, OK 74172

Attention: Elizabeth Chase, VP

E-mail:  EChase@bokf.com

with a copy (which shall not constitute notice) to:

Frederic Dorwart, Lawyers PLLC

124 East Fourth Street

Tulsa, OK 74103

Attn: Robert Bull; Arianna Cole

E-Mail: rbull@fdlaw.com; acole@fdlaw.com

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)    Notices and other communications to Borrower, any Loan Party and the Lender hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Lender. Each of the Lender and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Lender otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(d)    Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02.    Waivers; Amendments.

(a)    No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)    Subject to Section 2.13, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the  case of any other Loan

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Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

SECTION 8.03.    Expenses; Limitation of Liability; Indemnity; Etc..

(a)    Expenses. The Loan Parties, jointly and severally, shall pay all (i) reasonable out‑of‑pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with: (A) appraisals, audits and insurance reviews; (B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination performed or prepared after the Effective Date; provided that (1) the Borrower shall pay for the cost of any appraisal of Equipment performed or prepared prior to or on the Effective Date, and (2) if the Borrower prepay the Loans and terminate the Revolving Commitment on or prior to the first anniversary of the Effective Date, then the Borrower shall, concurrently with such prepayment of the Loans, reimburse the Lender for the cost of such field examinations and inventory appraisal prepared or performed on or prior to the Effective Date); (C) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender; (D) Taxes, fees and other charges for (1) lien and title searches and title insurance; and (2) recording the Mortgages, filing financing statements and continuations, recording any Mortgages, and other actions to perfect, protect, and continue the Lender’s Liens; (E) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and (F) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral. All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b)    Limitation of Liability. To the extent permitted by applicable law (i) neither Borrower nor any Loan Party shall assert, and Borrower and each Loan Party hereby waives, any claim against the Lender and any Related Party of the Lender (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 8.03(b) shall relieve Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 8.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)    Indemnity. The Loan Parties, jointly and severally, shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged

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presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.16, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are deter‐mined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

This Section 8.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(d)    Payments. All amounts due under this Section 8.03 shall be payable promptly after written demand therefor.

SECTION 8.04.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    The Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to one or more assignees whether or not related to the Lender.

(c)    The Lender may, without the consent of, or notice to, the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender. If the Lender shall sell a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender

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shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 8.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instru‐ments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstand‐ing and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 8.06.    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed original counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (w) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lender and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed

Credit Agreement

signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) the Lender may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of its business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or Ancillary Document, respectively, including with respect to any signature pages thereto and (z) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures and/or transmission by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 8.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or such Affiliate to or for the credit or the account of Borrower or any Loan Guarantor against any and all of the Secured Obligations held by the Lender or such Affiliate, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and its Affiliates may have.

SECTION 8.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the Governing State, but giving effect to federal laws applicable to national banks.

(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or Governing State court sitting in the Primary City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Lender or any of its Related Parties may only) be heard and determined in the Governing State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its proper‐ties in the courts of any jurisdiction.

(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here‐after have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Credit Agreement

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREE‐MENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12.    Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including bank examiners and any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to holders of Equity Interests in Borrower, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13.    Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 8.14.    USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act and hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 8.15.    Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Credit Agreement

SECTION 8.16.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under appli‐cable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.17.    Marketing Consent. The Borrower hereby authorizes the Lender and its affiliates, at their respective sole expense, and with prior approval (not to be unreasonably withheld, conditioned or delayed) by the Borrower, to include the Borrower’s names and logos in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as they may from time to time determine in their sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower notify the Lender in writing that such authorization is revoked.

SECTION 8.18.    [Reserved].

SECTION 8.19.    No Fiduciary Duty, etc. Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that Lender will not have any obligations except those obligations expressly set forth herein and in the other Loan Documents and Lender is acting solely in the capacity of an arm’s length contractual counterparty to Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, Borrower or any other person. Borrower agrees that it will not assert any claim against the Lender based on an alleged breach of fiduciary duty by the Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, Borrower acknowledges and agrees that the Lender is not advising Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender shall have no responsibility or liability to Borrower with respect thereto. Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Lender, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Borrower and other companies with which Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that the Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Lender will not use confidential information obtained from Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with Borrower in connection with the performance by the Lender of services for other companies, and the Lender will not furnish any such information to other companies. Borrower also acknowledges that the Lender has no obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to Borrower, confidential information obtained from other companies.

[Signature Pages Follow]

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER:

EDUCATIONAL DEVELOPMENT CORPORATION,

a Delaware corporation

By: /s/ Craig White

Name: Craig White

Title: President and Chief Executive Officer

LENDER:

BOKF, NA DBA BANK OF OKLAHOMA

By: /s/ Elizabeth Chase

Name: Elizabeth Chase

Title: Vice President

Credit Agreement